Exhibit 21.1
Subsidiaries of AmericanWest Bancorporation

Other Names Under Which
Name of Subsidiary	State of Incorporation	Business is Conducted
AmericanWest Bank	Washington	Far West Bank
AmericanWest Statutory Trust I	Connecticut
Columbia Trust Statutory Trust I	Connecticut
AmericanWest Capital Trust II	Delaware
AmericanWest Capital Trust III	Delaware
AmericanWest Bancorporation owns 100% of the voting stock of AmericanWest Bank, and owns 100% of the Common Securities and related voting rights associated with the trusts listed above.